UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ORION MARINE GROUP, INC.
(Exact name of Registrant as specified in its charter)
                                     Delaware                                                                           26-0097459
                             (State or other jurisdiction of incorporation or organization)                      (I.R.S. Employer Identification No.)

12000 Aerospace Ave, Suite 300, Houston, TX 77034
(Address of Principal Executive Offices) (Zip Code)

Orion Marine Group, Inc.
2011 Long Term Incentive Plan
(Full title of the plan)

J. Michael Pearson
President and Chief Executive Officer
12000 Aerospace Ave, Suite 300
Houston, TX 77034
713-852-6500
(Name, address, telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer☐	Accelerated filer ☑
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	3,000,000 (1)	$9.93 (2)	$29,790,000 (2)	$3,458.62 (2)

(1)
In addition to the shares set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the amount to be registered includes an indeterminate number of shares of common stock of Orion Marine Group, Inc. ($0.01 par value) as may become issuable because of changes resulting from any stock dividend, stock split, recapitalization or other similar transaction and pursuant to the antidilution provisions of the Orion Marine Group, Inc 2011 Long Term Incentive Plan (the “2011 LTIP”).  This registration statement also covers an indeterminate number of interests to be offered or sold pursuant to the 2011 LTIP.

(2)
Computed in accordance with Rule 457(c) and (h) under the Securities Act by averaging the high and low sale price of the Registrant’s common stock reported on the New York Stock Exchange on June 6, 2011.

PART I

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (the “Registration Statement”) will be sent or given to participants in the 2011 LTIP as specified by Rule 428(b)(1) under the Securities Act.  Such documents need not be filed with the Securities and Exchange Commission (the “SEC” or "Commission") either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 428 and are omitted from this filing.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 or Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.                      DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the SEC by Orion Marine Group, Inc. (the “Company” or the “Registrant”) are incorporated by reference in this Registration Statement

(a)	Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the SEC on March 8, 2011, as amended by Form 10-K/A filed with the SEC on April 1, 2011;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed with the SEC on May 5, 2011;
(c)	The Registrant's Current Report on Form 8-K dated and filed with the Commission on March 21, 2011;
(d)	The Registrant’s Current Report on Form 8-K dated May 19, 2011 and filed with the SEC on May 23, 2011; and
(e)
The description of the Registrant's common stock contained in the Registrant's Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                      DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5.                                INTEREST OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.                      INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Articles of Incorporation

The Registrant’s amended and restated certificate of incorporation provides for the indemnification of directors and officers to the fullest extent permissible under Delaware law.

Bylaws

The Registrant’s amended and restated by-laws provide for the indemnification of officers, directors, employee and agents serving on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in and not opposed to the Registrant’s best interest, and, with respect to any criminal action or proceeding, such indemnified party had no reason to believe his or her conduct was unlawful.

Indemnification Agreements

The Registrant has entered into indemnification agreements with each of its directors and executive officers, in addition to the indemnification provisions provided for in its charter documents, and the Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future. These agreements provide for indemnification for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were agents of the Registrant.

Director & Officer Insurance

The Registrant has purchased and maintains insurance on behalf of any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

These indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

ITEM 7.                      EXEMPTION FROM REGISTRATION CLAIMED

Not Applicable.

ITEM 8.                      EXHIBITS

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

EXHIBIT INDEX

Exhibit No.                                                                           Description

4.1
Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 4.2 to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-145588) filed with the SEC on August 20, 2007).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form S-1, as amended (File No. 333-145588) filed with the SEC on August 20, 2007).
5.1*           Opinion of Peter R. Buchler, General Counsel
23.1*         Consent of Peter R. Buchler (contained in Exhibit 5.1 to this Registration Statement)
23.2 *        Consent of Grant Thornton
24.1           Power of attorney (included on signature page).
99.1    The Orion Marine Group, Inc. 2011 Long-Term Incentive Plan (incorporated by reference to Appendix A to the Definitive Proxy statement filed with the SEC on April 4, 2011 (File No. 001-33891)
*           Filed herewith.

ITEM 9.                      UNDERTAKINGS

(a) The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act.

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act  that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on this 9 day of June, 2011.

ORION MARINE GROUP, INC.
(Registrant)

By:           /s/ J. Michael Pearson
Name: J. Michael Pearson
Title: President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned officers and directors of Orion Marine Group, Inc. hereby severally constitute and appoint J. Michael Pearson and Mark R. Stauffer, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all additional Registration Statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following person on behalf of the Registrant and in the capacities indicated on this 9 day of June, 2011.

Signature	Title	Date

/s/ J. Michael Pearson J. Michael Pearson	President, Chief Executive Officer and Director (Principal Executive Officer)	June 9, 2011

/s/ Mark Stauffer Mark Stauffer	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	June 9, 2011

/s/ Richard L. Daerr, Jr. Richard L. Daerr, Jr.	Chairman of the Board	June 9, 2011

/s/ Thomas N. Amonett Thomas N. Amonett	Director	June 9, 2011

/s/ Austin J. Shanfelter Austin J. Shanfelter	Director	June 9, 2011

/s/ Gene Stoever Gene Stoever	Director	June 9, 2011